Exhibit 99.2

COMPUTER ASSOCIATES

INVESTOR RELATIONS

NEWS RELEASE

CA Names Donald Friedman Chief Marketing Officer

Industry Veteran Charged with Building a World-Class Technology Marketing Organization

ISLANDIA, N.Y., April 4, 2005 /PRNewswire-FirstCall via COMTEX/ — Computer Associates International, Inc. (NYSE: CA), one of the world’s largest management software companies, today named Donald R. Friedman, 58, executive vice president and chief marketing officer. Friedman will report to CA’s president and CEO John Swainson. His appointment is effective April 11.

“Rebuilding the CA brand is one of our top priorities as we continue to move the company forward,” said Swainson. “Don’s charge is to build a world- class technology marketing organization at CA, and he brings a wealth of knowledge and a broad range of experience to this critical task. He understands our customer base and over his career has consistently demonstrated the vision and discipline necessary to drive real business results.”

Friedman will lead CA’s worldwide corporate marketing function, including managing the company’s overall marketing strategy, branding and integrated marketing initiatives. In addition, he will work with CA’s product marketing organizations that reside within the newly formed business units. Joan Blackwood, who served as CA’s interim head of corporate marketing, will continue as senior vice president of corporate marketing and report to Friedman.

“Joan has done an excellent job over the past nine months in the interim role,” Swainson said. “She has restructured the area and was instrumental in hiring IPG earlier this year as our global marketing partner.”

Friedman spent three decades at IBM and served in various senior marketing and management roles, including vice president of marketing and strategy for the company’s Server Group. Prior to that, he served as general manager of three international business units for IBM Europe, Middle East and Africa, the PC Unit, General Business and the AS/400 Unit.

Most recently, Friedman was the managing director at Sound Beach Partners, where he provided management and marketing consulting to a variety of technology companies on re-branding, marketing and channel development. Prior to this he was CEO of three global companies; two private firms; Protegrity, a database security software company and IFT, a high tech electronics packaging business; and a public company, Sheldahl, that manufactured high-end electronics and specialty materials.

Friedman earned a bachelor’s degree in engineering from Stevens Institute of Technology, and is a member of the Hoboken, N.J.-based school’s Advisory Board.

About CA

Computer Associates International, Inc. (NYSE: CA), one of the world’s largest management software companies, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

SOURCE Computer Associates International, Inc.

Shannon Lapierre, 631-342-3839, shannon.lapierre@ca.com